UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2025

WARRIOR MET COAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware		001-38061	81-0706839
(State or other jurisdiction of incorporation or organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

16243 Highway 216
Brookwood	Alabama		35444
(Address of Principal Executive Offices)			(Zip Code)

Registrant's telephone number, including area code: (205) 554-6150

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	HCC	New York Stock Exchange
Rights to Purchase Series A Junior Participating Preferred Stock, par value $0.01 per share	--	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2025, based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Warrior Met Coal, Inc. (the “Company”), the Board unanimously approved the election of Kimberly Y. Chainey as a director of the Company, effective April 23, 2025. Ms. Chainey serves as Executive Vice President, Chief Legal Officer and Corporate Secretary of AptarGroup, Inc. (NYSE: ATR), a global leader in the design and manufacturing of drug and consumer product dosing, dispensing and protection technologies. Ms. Chainey joined Aptar in July 2020. Prior to this, Ms. Chainey was Vice President and General Counsel at Panasonic Avionics Corporation, a global manufacturer of in-flight entertainment and communications solutions and subsidiary of Panasonic Corporation, from January 2019 to July 2020 and Associate General Counsel at Avis Budget Group (NASDAQ: CAR), a global provider of mobility solutions, from November 2014 to December 2018. Ms. Chainey also served on the board of directors of NeoPhotonics Corporation (NYSE:NPTN), a leading designer and manufacturer of advanced hybrid photonic integrated optoelectronic modules and subsystems for bandwidth-intensive, high-speed communications networks, from March 2021 to August 2022. Neophotonics was acquired by Lumentum Holdings Inc. (NASDAQ: LITE) in August 2022. The Board believes that Ms. Chainey’s over 20 years of experience as a director and officer of global companies in a variety of regulated industries, including manufacturing, transportation, consumer products, pharmaceuticals and technology, will contribute greatly to the Board.

Ms. Chainey will hold office until the Company’s 2026 Annual Meeting of Stockholders and until her successor is duly elected and qualified. Ms. Chainey was appointed to the Audit Committee, the Nominating and Corporate Governance Committee, and the Sustainability, Environmental, Health and Safety Committee of the Board. Ms. Chainey will receive compensation in accordance with the Company’s standard compensation arrangement for non-employee directors, which is described under the caption “Director Compensation” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 13, 2025, as adjusted by the Board from time to time. Additionally, the Company will enter into an indemnification agreement with Ms. Chainey in connection with her appointment to the Board, which will be in substantially the same form as that entered into with the other non-employee directors of the Company.

There are no arrangements or understandings between Ms. Chainey and any other person pursuant to which she was selected as a director. Ms. Chainey does not have a family relationship with any director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. There are no transactions in which Ms. Chainey has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its 2025 Annual Meeting of Stockholders (the “Annual Meeting”) on April 23, 2025. Summarized below are descriptions of the matters voted on at the Annual Meeting and the final results of such voting:

Proposal 1 – Election of Directors. The stockholders elected each of the five director nominees to serve as directors until the Company’s 2026 Annual Meeting of Stockholders and until a successor is duly elected and qualified. Each nominee was a current director of the Company who was re-elected. The voting for the directors at the Annual Meeting was as follows:

Name	Votes For	Votes Against	Abstentions
J. Brett Harvey	41,779,463	3,589,938	15,151
Walter J. Scheller, III	45,048,340	321,295	14,917
Lisa M. Schnorr	43,157,816	2,091,453	135,283
Alan H. Schumacher	44,090,587	1,278,614	15,351
Stephen D. Williams	42,462,784	2,906,781	14,985

Proposal 2 – Advisory Vote on Executive Compensation. The stockholders approved, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in accordance with Securities and Exchange Commission compensation disclosure rules. The result of the vote taken at the Annual Meeting was as follows:

Votes For	Votes Against	Abstentions
41,476,657	3,845,118	64,215

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm. The stockholders ratified the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2025. The result of the vote taken at the Annual Meeting was as follows:

Votes For	Votes Against	Abstentions
48,121,294	335,242	28,996

Proposal 4 – Stockholder Proposal Relating to Assessment of the Company’s Respect for the Human Rights of Freedom of Association and Collective Bargaining. The stockholders voted not to adopt a resolution urging the Board to commission and oversee an independent, third-party assessment of the Company’s respect for the internationally recognized human rights of freedom of association and collective bargaining. The result of the vote taken at the Annual Meeting was as follows:

Votes For	Votes Against	Abstentions
1,251,291	44,046,473	88,222

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warrior Met Coal, Inc.

Date: April 24, 2025	By:	/s/ Dale W. Boyles
Dale W. Boyles
Chief Financial Officer